Exhibit 107
CALCULATION OF FILING FEE TABLE
424(b)(5)
(Form Type)

IREN Limited
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(1)
Newly Registered Securities
Fees To Be Paid	Equity	Ordinary Shares	Rule 457(r)	39,699,102 shares	$41.12	$1,632,427,074.24	0.0001381	$225,438.18
	Total Offering Amounts:					$1,632,427,074.24		$225,438.18
	Total Fees Previously Paid:							-
	Total Fee Offsets:							-
	Net Fee Due:							$225,438.18 (2)

Offering Note(s)

(1)
The registration fee payable in connection with the offering relating to this exhibit has been calculated pursuant to Rule 457(r) under the Securities Act of 1933, as amended (the "Securities Act"). In accordance with Rules 456(b) and 457(r) under the Securities Act, IREN Limited (the “Company”) initially deferred payment of all of the registration fees for the Registration Statement on Form S-3 (Registration No. 333-284369), filed with the Securities and Exchange Commission (the “SEC”) on August 28, 2025.

(2)
The prospectus supplement to which this exhibit is attached is a final prospectus supplement for the related offering of the Company's ordinary shares, no par value. The maximum aggregate offering price of that offering is $1,632,427,074.24.